UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934
Date of report (Date of earliest event reported): June 30, 2014

TRUEBLUE, INC.
(Exact Name of Registrant as Specified in Its Charter)

Washington
(State or Other Jurisdiction
of Incorporation)

001-14543	91-1287341
(Commission File Number)	(IRS Employer Identification No.)

1015 A Street, Tacoma, Washington	98402
(Address of Principal Executive Offices)	(Zip Code)
(253) 383-9101
(Registrant’s Telephone Number, Including Area Code)
Not Applicable
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

(d) On June 30, 2014, the Board of Directors of TrueBlue, Inc. (the “Company”) expanded its number of directors from eight to nine and appointed Colleen Brown, effective immediately, to serve as a director until the Company’s 2015 annual meeting of shareholders. Ms. Brown has experience guiding companies through periods of significant growth and has been recognized for her innovative approach to offering new revenue generating services. Her business experience includes previously serving as President and CEO of Seattle based Fisher Communications and as senior vice president at Belo Corporation. Ms. Brown currently serves as a director on the board of Port Blakely and of DataSphere, and has previously served on the boards of Career Builder and Classified Ventures. The committees of the Board of Directors on which Ms. Brown will serve have not yet been determined, but such designations will be made by the full Board.
There are no arrangements or understandings between Ms. Brown and any other persons pursuant to which Ms. Brown was selected as a director. There are no transactions since the beginning of the Company’s last fiscal year, or any currently proposed transactions, in which the Company was or is to be a participant and in which Ms. Brown, or any member of her immediate family, has a direct or indirect material interest.
Ms. Brown will be entitled to receive the same compensation for service as a director as is provided to other non-employee directors of the Company (on a prorated basis for 2014), and will be able to participate in the Company’s Equity Retainer and Deferred Compensation Plan for Non-Employee Directors, in each case as described in more detail in the Company’s Proxy Statement for its 2014 Annual Meeting of Shareholders under the heading “Compensation of Directors.”
On July 7, 2014, the Company issued a press release announcing the appointment of Ms. Brown to the Board, a copy of which is furnished as Exhibit 99.1 to this Form 8-K.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

99.1 Press Release of the Company dated July 7, 2014.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

TRUEBLUE, INC.
(Registrant)

Date:	July 7, 2014	By:	/S/ JAMES E. DEFEBAUGH
James E. Defebaugh
Executive Vice President, General Counsel and Secretary